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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of SI Diamond Technology, Inc. on Form S-3 (File No. 333-00674) and the registration statement of SI Diamond Technology, Inc. on Form S-8 (File No. 33-82666) of our report dated March 4, 1996, except as to the fourth paragraph for which the date is November 6, 1996, on our audits of the consolidated financial statements of SI Diamond Technology, Inc. as of December 31, 1995 and 1994, and for each of the years then ended, which report refers to uncertainty regarding the ability of the Company to continue as a going concern and is included in this Annual Report on Form 10-KSB/A.


                                       COOPERS & LYBRAND L.L.P.

Houston, Texas
November 6, 1996